                                                                                                 EX. 99
FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                          CONTACT
April 19, 2007                                                                              Mary K. Waters
                                                                                      202-872-7700

Farmer Mac $1 Billion Transaction Takes
Guarantee Volume Above $8 Billion, a New Record

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) announced today its guarantee of $1 billion of 10-year Notes, which increased its total guarantee volume above $8 billion for the first time. This transaction is part of Farmer Mac’s ongoing “AgVantage” program, in which it guarantees the timely payment of principal and interest on Notes issued by a trust and secured by the corporate obligation of an agricultural mortgage lender, in turn secured by agricultural mortgages. The Notes issued today are rated Aaa, AAA and AAA, by Moody’s Investors Service, Inc., Fitch Ratings Inc. and DBRS, Inc., respectively, and are secured by an obligation of Metropolitan Life Insurance Company as the agricultural mortgage lender. The transaction was substantially the same as the $500 million Farmer Mac Guaranteed Notes offering that closed in January 2006 and the $1 billion Farmer Mac Guaranteed Notes offering that closed in July 2006.

Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, “This transaction significantly advances Farmer Mac’s congressional mission to provide greater liquidity to agricultural mortgage lenders. It is the latest result of Farmer Mac’s ongoing diversification of its marketing focus, as described in previous press releases and SEC filings.”

The transaction was an offering pursuant to Rule 144A under the Securities Act of 1933, as amended, only to U.S. and non-U.S. qualified institutional buyers. The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. The Notes may only be reoffered, sold or transferred pursuant to Rule 144A to qualified institutional buyers and an exemption from applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on the Corporation’s website at www.farmermac.com.

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